Exhibit 99

Inforte Corp. Announces Strategic Changes for Growth


CHICAGO, July 25, 2003 /PRNewswire-FirstCall/ -- Customer strategy and solutions consultancy Inforte Corp. (NASDAQ: INFT - News) this afternoon announced the following strategic changes for growth at its regularly scheduled quarterly employee meetings:

     o Mike Passilla is being promoted to the newly created position of Executive Vice President of North America effective immediately. Mike joined Inforte in 1999 and was most recently general manager of Inforte's largest business unit, Media, Entertainment, Communications & Services (MECS).

     o Inforte is simplifying its business unit structure from four P&L units to two: North America and Europe. This change introduces a leaner, more entrepreneurial, and more customer-facing organization structure to better position Inforte for growth opportunities available in the market.

In addition to the above strategic changes, Nick Heyes will assume the role of chief financial officer effective Monday, October 13, 2003, after third quarter earnings are released on Friday, October 10. Inforte's present chief financial officer, Nick Padgett, will transition his duties to Nick Heyes between now and then, and will resign his employee and director positions on October 10, 2003. Nick Heyes has served as an executive vice president at Inforte since 1999, serving on Inforte's executive management committee during his entire tenure. His past operational roles have included overall responsibility for the U.S. consulting organization, general manager of the Technology business unit, and head of Delivery Operations and Human Resources.

The first two changes reflect the growth planning that was conducted by the board and management team over the last several months. The growth planning exercise was broad in nature and considered several strategic options for the company. However, the board and management team remains most excited about our current and long-standing strategy to lead the customer solutions category within the consulting market. We believe these strategic changes strengthen our strategy and allow us to better seize what we believe to be the excellent opportunities for growth that are emerging in the marketplace.

Inforte will hold a conference call to discuss these changes at 8:30 AM Eastern Daylight Time, 7:30 AM Central Daylight Time on Monday, July 28. Visit http://www.inforte.com/investor/ to access the Investor Conference Call web cast.

Inforte's chairman and chief executive officer Phil Bligh stated, "We are excited to promote Mike Passilla to lead North America under a simplified, more entrepreneurial, and more client-facing organization. Mike is an excellent team builder and he has successfully grown his business unit in a challenging environment. MECS has increased its share of Inforte revenue in each of the past five quarters under Mike's leadership and he is the right individual to head the new North American business unit."

Bligh continued, "We are sorry that Nick Padgett has decided to step down, but we understand his long-standing desire to transition out of the company when the time was right. He has been instrumental in building the financial infrastructure and controls that have provided Inforte with an outstanding record as a public company. We thank him for his many years of invaluable service. We are, however, fortunate to have a qualified person internally in Nick Heyes to assume the CFO role. In various roles during his tenure, Nick Heyes has had operational control over nearly every aspect of Inforte. He has the traits we value in a CFO--a conservative approach, a rigorous, detail, process orientation, and he is someone who you can trust implicitly. He is an outstanding candidate to serve as our next CFO."


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Inforte's present chief financial officer Nick Padgett, commented on this process and his departure by stating, "When I came to Inforte as an employee at the end of 1997, I had three financial goals: 1) to help prepare the company for an initial public offering; 2) to come public; and 3) to make our consensus numbers for the first eight quarters as a public company. I had planned to then transition my role to someone else. These three goals were accomplished by the end of 2001, however it did not seem right to me to transition out then given the economic and technology slump at that time. While the technology slump still persists, we have shown improved earnings, and, having recently completed the management review of growth options, I believe it is now the right time to hand over the reins to a successor. Having worked with Nick Heyes for four years, I believe that he will maintain the accounting conservatism that is the hallmark of Inforte's financial reputation."

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from forward-looking results for a number of reasons, including but not limited to, Inforte's ability to: (i) effectively forecast demand and profitably match resources with demand during a period of tight client budgets and lower spending levels, and when worldwide economic and geopolitical uncertainty is high; (ii) attract and retain clients and satisfy our clients' expectations; (iii) recruit and retain qualified professionals; (iv) accurately estimate the time and resources necessary for the delivery of our services; (v) build and maintain marketing relationships with leading software vendors while occasionally competing with their professional services organizations; (vi) compete with emerging alternative economic models for delivery, such as offshore development; and (vii) identify and successfully offer the solutions that clients demand; as well as other factors discussed from time to time in our SEC filings.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to Inforte on the date thereof, and Inforte assumes no obligation to update any forward-looking statements.

About Inforte Corp.

Inforte is a customer strategy and solutions consultancy that helps clients improve customer interactions, revenue forecasting and profitability. Inforte creates strategies and implements technology solutions that enhance visibility, optimize customer and channel profitability, and integrate demand information with supply and resource planning processes. Inforte has applied a client advocacy approach and rigorous delivery methodologies to help garner references from 100 percent of its Global 2000 client base. Founded in 1993, Inforte is headquartered in Chicago and has offices in Atlanta, Dallas, London, Los Angeles, New York and San Francisco. For more information, contact Inforte at 800-340-0200 or visit www.inforte.com.


CONTACT: Craig Dooley, +1-312-233-9642, craig.dooley@inforte.com, or ir@inforte.com.


Visit http://www.inforte.com/investor/ to access the July 28, 2003 Investor Conference Call web cast, which begins at 8:30 AM Eastern Daylight Time, 7:30 AM Central Daylight Time.